                                    EX. 16.1

                        [ARTHUR ANDERSEN LLP LETTERHEAD]

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

April 17, 2002

Dear Sir/Madam:

We have read the 6 paragraphs of Item 4 (a) included in the Form 8-K dated April
17, 2002 of Datatec  Systems,  Inc. to be filed with the Securities and Exchange
Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP

Copy to:
Mr. Isaac Gaon, Chief Executive Officer and Acting Chief Financial Officer